SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934

                         Commission File Number 0-17600

            Common Goal Health Care Participating Mortgage Fund L.P.
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             (Exact name of registrant as specified in its charter)

     1100 Ocean Shore Blvd., Suite 10, Ormond Beach, FL 32176 (904) 441-6633
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      Units of Limited Partnership Interest
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            (Title of each class of securities covered by this Form)

                                      None
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         (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [X]            Rule 12h-3(b)(1)(ii) [ ]
               Rule 12g-4(a)(1)(ii) [X]            Rule 12h-3(b)(2)(i)  [ ]
               Rule 12g-4(a)(2)(i)  [ ]            Rule 12h-3(b)(2)(ii) [ ]
               Rule 12g-4(a)(2)(ii) [ ]            Rule 15d-6           [ ]
               Rule 12h-3(b)(1)(i)  [ ]

     Approximate number of holders of record as of the certification or notice date: 0

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused his certification/notice to be signed on its behalf by the undersigned duly authorized person.


                          By:   Common Goal Capital Group, Inc.,
                                Managing General Partner


Date:  May 11, 2001       By:   /s/Albert E. Jenkins, III
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                                Albert E. Jenkins, III
                                President, Chief Executive
                                Officer and Acting
                                Chief Financial Officer